1187 Coast Village Road #1-520 I Santa Barbara, CA 93108 January 28, 2022 Dear Kristi: I am pleased to offer you employment with Olaplex, Inc. (the “Company”) in the position of SVP, Accounting. If you accept this offer, your first date of employment with the Company will be February 22, 2022. Your salary will be $325,000.00 per year, less taxes and other legally required deductions, payable in accordance with the regular payroll practices of the Company. You are eligible to receive an annual bonus under the Company’s discretionary annual bonus plan. The annual bonus plan is based on your performance and contributions, as well as the Company's achievement of revenue, EBITDA and other objectives set by the Company. Your annual bonus target is 35% of your base salary. Each bonus payment under the annual bonus plan is subject to your continued employment on the date the payment is made and the absence of any express intention to leave the employment of the Company on or prior to such date. You will receive a sign-on bonus in the amount of $100,000.00, subject to legally required withholdings and deductions. The sign-on bonus will be paid the first pay period in June 2022. You acknowledge and agree that the sign-on bonus is contingent upon your continued employment with us for one (1) year from the date such installment is earned. If you terminate your employment or your employment is terminated for “cause” (e.g., for a confidentiality breach, certain crimes, performance issues, or contract breach) prior to such date, you agree to repay the sign-on on your last day of employment. Subject to approval by the Company’s Board of Directors, you will be granted the ability to purchase 50,000 options under the Olaplex, Inc.’s 2021 Equity Incentive Plan. All options granted to you will be subject to the terms and conditions of the Plan and the applicable nonqualified stock option award agreement, which terms and conditions shall control in the event of a conflict with this letter. As an employee of the Company, you will also be eligible for annual equity awards as determined by the Compensation Committee of the Board of Directors of Olaplex Inc., in its sole discretion. As a full time employee, you are eligible to participate in the Company’s benefit plans on the first day of employment. The Company’s comprehensive benefits package includes Medical Insurance, Dental Insurance, Vision Insurance, Basic and Voluntary Life and AD&D Insurance, Short Term and Long Term Disability Insurance, Flexible Spending Accounts for Health, and Employee Assistance Program. The Immigration Reform and Control Act requires the Company to verify your identity and employment eligibility within three business days of your commencement of employment DocuSign Envelope ID: 5DC555EC-99D1-4C09-94AD-40DA59627B29

with the Company. During your onboarding, you will be provided with the Form I-9 that you will be required to complete. Please bring the appropriate documents listed on that form with you when you join our day one orientation. We will not be able to employ you if you fail to comply with this requirement. This letter and your response are not meant to constitute a contract of employment for a specific term. Employment with the Company is at-will. This means that, if you accept this offer, both you and the Company will retain the right to terminate your employment at any time, with or without notice or cause. In accepting this offer, you give the Company assurance that you have not relied on any agreements or representations, express or implied, with respect to your employment that are not set forth expressly in this letter. Sincerely, OLAPLEX, INC. Name: Heather Harper Title: Vice President, Human Resources Accepted and agreed: Signature: ____________________________ Kristi Belhumeur Date: _____________________________ January 28, 2022 -2- DocuSign Envelope ID: 5DC555EC-99D1-4C09-94AD-40DA59627B29 1/28/2022